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                                                                     EXHIBIT 2.2

                             LCC INTERNATIONAL, INC.
                             7925 JONES BRANCH DRIVE
                             MCLEAN, VIRGINIA 22102



                                October 22, 1999

Ericsson Radio Systems AB
S-164 80 Stockholm
Sweden

            RE: ASSET PURCHASE AGREEMENT, DATED AS OF AUGUST 25, 1999, AMONG LCC INTERNATIONAL, INC., LCC EUROPE AS AND ERICSSON RADIO SYSTEMS AB (THE "AGREEMENT")

Ladies and Gentlemen:

            This side letter modifies the above-referenced Agreement. All terms not otherwise defined herein have the meanings set forth in the Agreement. LCC, LCC AS and Purchaser hereby agree as follows:

            1. American Express Credit Cards. The Accepting Employees employed by LCC (the "LCC Accepting Employees") who have previously been issued American Express credit cards by LCC are hereby permitted to continue to use such cards from the date hereof until the earlier of (i) the date upon which Purchaser provides a similar credit card to such LCC Accepting Employees and (ii) thirty (30) days after the date hereof. Purchaser will reimburse LCC for all such charges and processing fees incurred by LCC in connection with such LCC Accepting Employees' use of the American Express credit cards during such period of time.

            2. AT&T Phone Cards. The LCC Accepting Employees who have previously been issued AT&T phone cards by LCC are hereby permitted to continue to use such cards from the date hereof until the earlier of (i) the date upon which
                  Purchaser provides a
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Ericsson Radio Systems AB
October 22, 1999
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                  similar phone card to such LCC Accepting Employees and (ii)
                  thirty (30) days after the date hereof. Purchaser will reimburse LCC for all charges and processing fees incurred by LCC in connection with such LCC Accepting Employees' use of the AT&T phone cards during such period of time.


            3. Accepting Employee Payroll, Payroll Taxes, Other Direct Payroll Expenses. LCC will continue to pay the salaries, payroll taxes and other direct payroll expenses of the LCC Accepting Employees from October 23, 1999 until the close of business on October 29, 1999. Purchaser will promptly reimburse LCC for the entire amount of the payroll for the semi-monthly payroll period ending October 29, 1999, as well as for all payroll taxes and other direct payroll expenses incurred by LCC from October 23, 1999 until the close of business on October 29, 1999 in connection with the LCC Accepting Employees. It is understood that the entire amount of the payroll for the period from October 16, 1999 to October 22, 1999 shall appear as a liability on the Closing Statement of Net Assets.

            4. Amendment to Section 1.5(a). Section 1.5(a) of the Agreement is hereby amended, effective as of the date of the Agreement, by deleting the second sentence thereof.

            5. Amendment to Section 1.5(b). Section 1.5(b) of the Agreement is hereby amended, effective as of the date of the Agreement, to read in its entirety as follows:

                        "(b) The "Holdback Amount" shall be equal to one-half of
                  the amount of the accounts receivable, net of reserves therefore, set forth on the Closing Statement of Net Assets.

            6. Amendment to Section 1.6 Lead-in Language. The lead-in language to Section 1.6 is hereby amended, effective as of the date of the Agreement, to read as follows:

                        "The Purchase Price shall be subject to adjustment pursuant to Section 1.6(d) (as adjusted, the "Final Adjusted Purchase Price")."

            7. Amendments to Section 1.6(d). (a) Section 1.6(d)(i) is hereby amended, effective as of the date of the Agreement, by deleting the language "and LCC shall, within five Business Days of such
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October 22, 1999
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                  determination, pay such amount to the Purchaser by wire
                  transfer in immediately available funds".

                  (b) Section 1.6(d)(ii) is hereby amended, effective as of the date of the Agreement, by deleting from clause (ii) the language "and the Purchaser shall, within five Business Days of such determination, pay the amount of such excess to LCC by wire transfer in immediately available funds".

                  (c) The proviso at the end of 1.6(d) is deleted in its entirety.

            8. New Section 1.6(e). Section 1.6(e) is hereby amended, effective as of the date of the Agreement, to read in its entirety as follows:

                  "(e) Within five Business Days of the date on which the Purchase Price adjustment is made pursuant to Section 1.6(d), a cash payment in an amount equal to the Final Adjusted Purchase Price less the sum of (x) the Closing Payment Amount (as defined below in Section 1.6(f)), (y) the amount of the cash advance by Ericsson to LCC prior to the Closing (i.e., $700,000) and (z) the Holdback Amount. If this amount is a positive amount, such amount shall be paid by Ericsson to LCC. If this amount is a negative amount, such amount shall be paid by LCC to Ericsson."

            9. New Section 1.6(f). A new Section 1.6(f) is hereby added, effective as of the date of the Agreement, which reads as follows:

                  "(f) The parties agree that the portion of the Purchase Price payable at the Closing shall be Eighteen Million Four Hundred Seventy Two Thousand Dollars ($18,472,000) (the "Closing Payment Amount"). Such amount shall be payable by Purchaser to LCC on the Closing Date in immediately available United States funds."

            10. Interpretation of Sections 4.3, 4.4, 5.3 and 5.4 of the Agreement. Notwithstanding anything to the contrary in the Agreement, (i) the representations and warranties with respect to the absence of conflict with, or violation of, or required consent under, any statute, law, ordinance, order by a Governmental Authority, rule or regulation (other than a statute, law, ordinance, order by a Governmental Authority, rule or regulation of a United States Governmental Authority) contained in Sections 4.3 and 5.3 of

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October 22, 1999
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                  the Agreement shall be deemed to be made "to the best
                  knowledge" of the party making such representations and warranties, and (ii) the representations and warranties with respect to Consents of Governmental Authorities, other than United States Governmental Authorities, contained in Sections
                  4.4 and 5.4 of the Agreement shall be deemed to be made "to the best knowledge" of the party making such representations and warranties.


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Ericsson Radio Systems AB
October 22, 1999
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            Please indicate Purchaser's agreement to this side letter by signing your name below.

                                    Sincerely,

                                    LCC INTERNATIONAL, INC.
                                     /s/ PETER A. DELISO
                                    -----------------------------------------
                                    By:  Peter A. Deliso
                                    Its: Vice President, General Counsel and
                                         Secretary

                                    LCC EUROPE AS
                                     /s/ PETER A. DELISO
                                    -----------------------------------------
                                    By:  Peter A. Deliso
                                    Its: Chairman

AGREED:

ERICSSON RADIO SYSTEMS AB
/s/ CHRISTER EDMARK
-------------------------
By: Christer Edmark
Attorney-in-Fact